Exhibit 99.2 Call Participants

EXECUTIVES

Jared R. Rowe
CEO, President & Director

Michael A. Sadowski
Executive VP & CFO

ANALYSTS

Edward Moon Woo
Ascendiant Capital Markets LLC,
Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc.,
Research Division

Jacob Stephan
Lake Street Capital

Michael Joshua Nichols
B. Riley Securities, Inc., Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

Presentation

Operator
Good afternoon, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the fourth quarter and full year ended December 31, 2020.

Joining us today are AutoWeb's President and CEO, Jared Rowe; the company's CFO, Michael Sadowski; and the company's outside Investor Relations Adviser, Sean Mansouri with Gateway Investor Relations. Following their remarks, we will open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.

Thank you. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-K for the year ended December 31, 2020, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and a statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company's financial condition and results of operations are included in today's press release that is posted on the company's website.

With that, I'll turn the call over to Jared.

Jared R. Rowe
CEO, President & Director

Thank you, Sean, and good afternoon, everybody. Well, we made excellent progress on our strategic priorities during the fourth quarter. Our continued focus on effective traffic acquisition and operational efficiencies resulted in our highest levels, fourth quarter gross profit and gross margin since 2017. And despite continued COVID-19 headwinds throughout our industry, we drove material year-over-year improvement in both net loss and adjusted EBITDA for the quarter, which resulted in both positive adjusted EBITDA and cash flow from operations for calendar year 2020. So, in short, we delivered another really strong quarter.

Now with automotive sales in 2020 hitting their lowest point since 2012, our team has been resilient in supporting our dealer and OEM partners as they prepare for recovery. Full stabilization of our industry is not really expected until later this year, and while inventory levels are improving, they're still well below 2019 levels. This atypical condition -- these atypical conditions have challenged our industry and impacted the long-term trends that are evolving the vehicle buying process.

As dealers expand their digital retailing capabilities and as consumers further seek them, we believe we're well positioned to help match the changing needs of buyers with the evolving digital retailing offerings of dealers. Since the onset of the pandemic, we have intentionally managed our media spend down to more closely align our traffic acquisition with the true state of consumer demand in the market. The benefits of this approach is that it allows us to better manage lead and click quality and optimize for our profitability.

From Q1 2020 to Q4 2020, our overall lead volume was managed down by 34%. Now during that same time period from Q1 to Q4, our data indicates same-store sales close rates more than doubled. So, as you can see, we've generated better quality leads and clicks for our network, which supports a better margin profile for the business and has further improved our strategic positioning.

Now the strategic investments that we have made to improve our technology, improve our operations and improve our products are really helping to reposition AutoWeb as an integrated marketing platform that's focused on transactional matchmaking at scale. We're ensuring that our offerings are equipped to address not only the growing digital needs of dealers and buyers today, but also the automotive consumer of tomorrow. Now this goal has been at the core of our operational improvements as well as the key partnerships we've established to support them.

Our team has worked tirelessly to bolster AutoWeb's financial and operational foundation and elevate our digital marketing capabilities to stay ahead of today's evolving industry and car-buying dynamics. I'm extremely proud of the progress that we have made on our strategic plans throughout 2020 and look forward to continuing our momentum through the remainder of 2021.

I'll have more to discuss about our operational performance and strategic initiatives, but before commenting further, I'd like to briefly introduce our new CFO, Mike Sadowski, who's going to be on shortly to discuss the financial performance in greater depth. But Mike brings more than 2 decades of experience in automotive, analytics and digital marketing from companies like Cox Automotive, GameWorks and General Electric.

While he and I were colleagues at Cox Automotive, Mike led a variety of finance and operational function for Kelley Blue Book, for Autotrader and for Dealer.com. After our time together at Cox, I'd hope for an opportunity to work together again, and I'm thrilled that the timing aligned, and he joined our team. We are very grateful for the contributions that J.P. Hannan made during his 2 years as CFO of AutoWeb. And we're really excited to continue our transformation through a focus on product innovation and profitable growth with Mike on board since he shares our philosophy and approach to running a lean, high-performing organization.

I'll now turn it over to Mike to walk through our Q4 and full year 2020 results. Mike?

Michael A. Sadowski
Executive VP & CFO

Thank you, Jared, and good afternoon, everyone. It's a pleasure to be on the call today and to be joining AutoWeb at such a pivotal time.

Let's jump right to Q4 results. Total revenue for the fourth quarter was $17.3 million, down slightly from $17.8 million last quarter as we expected with some normal seasonality and was also down from $26.7 million in the year ago quarter.

Previously, we highlighted the importance of growing both our retail leads channel and our click revenue. Now I'd like to talk about the performance related to those critical areas. Our retail dealer count grew sequentially in Q4 by approximately 5%, which in turn helped our retail lead capacity grow by almost 7%. While normal seasonality led to a sequential 8% of combined revenue of $13.6 million, the retail channel was supported by overall growth in retail lead capacity, which in turn improved our lead mix and that helped overall margin performance.

Digital advertising revenues is predominantly click related, had sequential growth of 19% to $3.6 million. It was down from the $5.9 million of the year ago quarter. This sequential growth is highlighted as part of our continued product recovery. The expected year-over-year declines remain in line with the COVID-19-related challenges throughout our industry as well as the seasonality typically experienced during this period.

We have also continued to manage our marketing spend to lower levels to optimize the value of our lead and click mixes and keep both products volumes aligned with true market demand. The benefits of this strategy are most reflected in the gross profit line, which we believe is a more appropriate proxy for our top line performance. For instance, while managing revenue down 35% year-over-year in Q4, our Q4 gross profit was up 6% to $5.9 million. In addition, fourth quarter gross margin came in at 34.0%, which is down 36 -- down from 36.1% last quarter due to seasonality, but a significant improvement year-over-year from 20.7% in the Q4 2019.

The year-over-year increase was driven by continued efficiencies in traffic acquisition and our focused higher-margin distribution channel as well as recovery on our click product as we continue to sell more clicks to endemic and near-endemic advertisers. We continued to reduce operating expenses during the quarter, which were down 23% year-over-year to $6.6 million as a result of our disciplined approach to cost management.

There was a net loss in the fourth quarter of $0.9 million or negative $0.07 per share compared to a net loss of $0.4 million or negative $0.03 per share last quarter. This is a significant improvement compared to a net loss of $3.2 million or negative $0.24 per share on the year ago quarter. Adjusted EBITDA in the fourth quarter was $0.5 million, which was down from $1.0 million last quarter as expected due to seasonality and up significantly from an adjusted EBITDA loss of $0.8 million in the year ago.

We see the consistency of our adjusted EBITDA performance these past several quarters as a positive indicator of our plan and focused efforts on gross profit. As a reminder, Q4 and Q1 are typically the slowest quarters in our industry due to the holidays and model year sell-down dynamics. So, this seasonality remained in play for us through the end of 2020 and into the beginning of this year. Our commentary last quarter remains in place as we anticipate operating around these near-breakeven levels of adjusted EBITDA until we reach a seasonally stronger periods of Q2 and Q3.

At December 31, 2020, cash, cash equivalents and restricted cash stood at $15.1 million compared to $14.6 million at September 30, 2020. We have seen consistent cash balance growth throughout the year, and that is a result of our focus on gross profit and strong cost control efforts.

As of December 31, we had an outstanding balance of $10.2 million on our $20 million of revolving credit CIT Northbridge Credit. At December 31, we also had a current obligation of approximately $1.4 million related to our PPP loan, subsequently forgiven in January of 2021. And so you're going to see that coming off the balance sheet moving forward. We remain committed to improving our liquidity and managing our costs, and we continue to be comfortable with our balance sheet and overall liquidity as we move forward into 2021.

Now let's quickly run through the full year results. In 2020, total revenue was $76.6 million, which is down about $37.4 million from last year as a result of COVID-19 impacts as well as our gross profit focus during the year. Lead revenue was $61.1 million, down $29.6 million from a year ago, and digital advertising revenue for 2020 was $15.4 million, which is down about $7.7 million compared to 2019. Again, while operating at these lower levels of revenue, gross profit in 2020 increased 5% compared to last year to $23.7 million, demonstrating the continued resilience and success of our strategy in improving our margins, focused approach to increasing gross profit as opposed to [Audio Gap].

Total operating expenses in 2020 were $29.2 million, down about $8.7 million from last year. While there were efforts made around cost controls as of 2019, a substantial effort around cost control is unrelated to COVID-19 had already been made over the last several years here at AutoWeb. So, our OpEx improvements in 2020 were predominantly a result of those efforts. These multiyear caution initiatives are also what enabled us to generate positive cash flow in the middle of a global pandemic. Loss from 2020 improved significantly. So, a loss of $6.8 million or negative $0.52 per share compared to net loss of $15.2 million or negative $1.17 per share.

Adjusted EBITDA for 2020 also increased significantly to a positive $0.2 million compared to an adjusted EBITDA loss of $5.1 million in 2019. We have made tremendous progress in driving profitability improvements for both the fourth quarter and full year. Even against the challenges that the pandemic has posed for our industry over the past year. As we get further 2021, we will continue to closely monitor any changes in our industry conditions and intend to maintain our focus on optimizing our organizational efficiency and advancing our strong financial and operational progress over -- ahead.

This concludes my prepared remarks, and I'll turn it back over to Jared for additional operational updates and color on our strategic outlook. Jared?

Jared R. Rowe
CEO, President & Director

Thanks, Mike. So, as we've stated, since the onset of the pandemic, COVID-19-related challenges have hit search-based advertising, harder than other forms of digital media over the past year. The pandemic has restricted overall automotive media search spend and advertising budgets in line with the difficulties opposed to broader consumer demand. Now we've been proactive and value-oriented in how we have responded to these patterns throughout 2020. And I'm pleased to share some of the additional milestones we had on both our strategic initiatives and the recovery of our business overall.

So, for our click products, we sequentially improved total click revenue as a result of signing new retail dealer customers and near-endemic advertisers. We also experienced improvements in the pricing environment for non-endemic buyers, which also benefited gross margin. These recovery patterns are encouraging, and then we plan to maintain our focus on selling more clicks to endemic and near-endemic buyers. As a reminder, when I say endemic, what I'm talking about is someone who's in the automotive business. When I'm talking about near-endemic, I'm talking about somebody who's affiliated with the automotive business. And when I talk about non-endemic, I'm, of course, talking about somebody who is not affiliated with the automotive business. All 3 of those groups of buyers buy our click product.

Now the work we've done to improve our selling of clicks is further reflected through our click attachment rates, which really tracks the number of dealers who are on our lead product that also purchase clicks. Over the last 3 years, we've driven consistent improvements. In Q4 of 2018, the click attach rate was 9%. And the following year, Q4 of 2019, it was 15%. And in Q4 of 2020, it was 20%. So, 20% of the dealers that bought leads in Q4 2020 also purchased click. So, we're very pleased with this progress. As you can see, there is still a good bit of growth to go there.

As for leads, as I mentioned at the beginning of the call, we continue to intentionally operate at lower levels of media spend to better align our traffic acquisition with true consumer demand in the market. The sequential improvements in our retail dealer count during the fourth quarter further demonstrates that our partners are seeing the value of our strategy and of our matchmaking capabilities as well as the improvement in our overall product quality.

Now in fact, our data shows that 75% of AutoWeb's affiliated sales happened within 19 days, which is just a reminder of how ready to buy our audience really is and the differentiated value we provide to dealers and OEM. Although retail dealer count will likely remain choppy over the near term, for the long term, we believe retail growth validates that dealers view us as a valuable resource in their digital retailer toolkit and as a key part of their preparation for the industry's long-term sales recovery.

Leads offer stability. Leads offer higher margin and the lower funnel characteristics to -- that leads provide the dealers and OEMs really do help them in these times of great uncertainty. Now these are advantages that we can continue to capitalize on to really support the vehicle sales growth across our partner base.

Looking to the months ahead, we're building on the strong progress that we've made with product optimization over the past year, and we will continue to focus on evolving our products to best capture the opportunities inherent in the changes that are shaping our industry. Now as a reminder, we're gearing our platform towards facilitating transaction-oriented matchmaking through the use of highly specialized algorithmic matching.

As optimal level of effectiveness, this process leverages data beyond product, price and geography to work with detailed profiles of vehicle sellers and buyers getting the best possible understanding of the former specific value proposition and the latter's unique needs and preferences. This then creates a tailored shopping experience for end consumers and more intelligent matches between shoppers and buyers who are best equipped to satisfy their wish list, thereby increasing the likelihood of a mutually satisfying vehicle purchase.

The key partnerships we formed and strategic investments we made during 2020 have already begun to move us in this direction. With our comfortable liquidity position and continued commitment to operating as a lean, efficient and effective organization, we have a strong foundation from which we can continue our transformation.

Over time, we'll provide more specific updates on our progress with these long-term product evolutions, including further technological enhancements, and the organic or inorganic steps we may take to embed those more retail-ready components into our conversion funnel. In the meantime, we believe we're strategically and financially well equipped to support these future endeavors and our overall long-term profitable growth.

Across nearly every vertical today, consumers have come to expect highly customized shopping experiences from beginning to end, essentially from the first ads they see to the final product they receive. Sellers are rapidly looking to expand their capacity to provide these experiences, responding to an increasingly digital and preference-driven retail world.

From where we are positioned in automotive digital marketing, we believe we can help meet both parties' needs and enhance the value we provide to our current and prospective partner network. I'm exceptionally proud of the progress our team has made to date.

When you take a look at what we've accomplished over the last 12 months, it's very easy to see that we have considerably improved the value of this business, not just over the last 12 months, but really over the last 24 months. But we're not stopping here, and I'm even more excited about what lies ahead.

So, with that, we're now going to open it up the call for questions. Operator, can you please take over?

Question and Answer

Operator

[Operator Instructions]

Our first question comes from Gary Prestopino with Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

A couple of questions here, and I'll jump in the queue to get more. And I don't want to take up a lot of time on the call, but Mike, do you have the advertising click revenue, advertising display and other revenue for Q4 handy?

Michael A. Sadowski
Executive VP & CFO

I do.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. Could you -- can you make that public to us here on this call?

Michael A. Sadowski
Executive VP & CFO

Well, what we normally put in the K as we do split out that click revenue. So that is in that disaggregate revenue footnote.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And the...

Michael A. Sadowski
Executive VP & CFO

Yes. But the -- that should be posted here in about an hour or less, but I can tell you that -- are you looking for the 2020 clicks inside of digital advertising. It's $10.1 million.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

$10.1 million of advertising click revenue?

Michael A. Sadowski
Executive VP & CFO

Yes. Inside of that digital advertising, $11.8 million.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. I'll just check...

Michael A. Sadowski
Executive VP & CFO

And that's for total year 2020.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then the revenue per click in the quarter, did you -- you didn't put that in your fourth quarter matrix of numbers. Do you have that handy?

Michael A. Sadowski
Executive VP & CFO

I do not have that handy, but we can get that to you, Gary.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then just a couple -- some other things here. And then like I said, I'll let somebody jump in as I have further questions. You're doing a good job of managing the business. Your gross margin, Jared, really has improved. As we go forward and hopefully, in the Q2, Q3 and even Q4 of next year, as we start getting some revenue growth, are you going to be able to keep that margin there? I mean at that 30%-plus level?

Jared R. Rowe
CEO, President & Director

Yes, we do expect that we're going to be able to do that, Gary. We're going to be able to do it in a couple of ways. One is, we're going to continue to manage our volumes -- a little bit lower volume than what we historically had done because the new search patterns that we've applied, we're finding to be very efficient. So, we expect some of the cost per lead to escalate a little bit this year, but we think we can manage that down.

On top of that, Gary, we intend to continue to change the mix, right? We've talked about this for a while. Adding more clicks to the mix overall in terms of the percentage of overall revenue that, that represents, helps us from a gross margin perspective as does the retail growth, right? That retail growth that we had sequentially in terms of dealer count and capacity, that's a big deal for us. And so we're heads down on that retail side of the business to build that out because, as you know, the margin characteristic of a retail lead is just fundamentally different than the margin characteristic of an OEM or wholesale lead for us. So, we feel good about that, we do.

Michael A. Sadowski
Executive VP & CFO

And Jared, I apologize, Gary, I misquoted a number. The total here was $13.1 million for clicks and it's $0.62 on that revenue per click on about 3 million clicks for the quarter. So that should help you. Excuse me, $3.6 million of clicks. Yes, $3 million in the $3.6 million of digital advertising is clicks.

Jared R. Rowe
CEO, President & Director

But Gary, when we think about the margin, we are thinking in the low to mid-30s. That's what we're -- that's our target.

Operator

Our next question will come from Josh Nichols with B. Riley.

Michael Joshua Nichols
B. Riley Securities, Inc., Research Division

Good to see the gross profit continuing to grow on a year-over-year basis. I didn't want to ask since we're already largely through the first quarter here. Lead volumes, $1.1 million for the fourth quarter. I know that 4Q and 1Q are typically seasonally slow. What's the type of cadence that you're seeing or expectations for the first quarter? And then what's the kind of potential trajectory as you look to manage and spend though during the seasonally stronger periods? If I try and think about the cadence and how that may play out for the year.

Jared R. Rowe
CEO, President & Director

Yes. Okay. Well, let me start and then Mike can follow and good talking to you. Thank you for the question. So, we're kind of signaling the same thing that we said in the last quarter, which is, expect Q1 to look a lot like Q4, only there is no expense load going in at the beginning of the year. So, we're still guiding from Q1, if you want to call it that, to that breakeven number, essentially.

And then when you think about Q2 and Q3, based on everything that's going on, we're pretty optimistic. We've got $1.9 trillion going to the flow into the economy. That's on top of the savings that's already been done. Q2 is definitely a seasonally stronger quarter than Q4 to Q1 and Q3 as well. So, you'll see us lean in there a bit and drive that media spend up.

But again, a lot of this is going to be focused on the rate, volume, margin quality, little matrix that we have because we're really proud of the work we've done in terms of the margin of the lead. And we're really proud of the quality, right, doubling our same-store sales over a 4-quarter period is not something to be sniffed at.

So, we're going to continue to be thoughtful in how we drive the volume back into the business and just know that everything we do is really focused on stacking up as many gross margin dollars as humanly possible, not just chasing a top line gaudy revenue number. That's just not how we're going to run this business going forward.

Michael Joshua Nichols
B. Riley Securities, Inc., Research Division

Yes. And then I was going to ask, you did mention, obviously, I assume, you'd probably start to see an uptick, right, from Middle America with the stimulus that's expected to go out soon. Also, what are you seeing in terms of dealer inventory levels? Any type of firming or softening as far as new and used car prices that can also have an impact on your business as well?

Jared R. Rowe
CEO, President & Director

Yes. We're seeing that bubble of -- a couple of things going on. So, you've got continued issues with microchip. GM just announced, I think, last week, they talked about how they're going to continue to have lower levels of capacity because of microchip. And also, the industry expects this to carry on for several months.

And with new car inventory continuing to be a bit tighter than it was in 2019 -- it's better than it was with the shutdown, and how it got in Q4, it still is relatively tight for certain make and model combinations. And with that, what you're seeing is, you're seeing strengthening of used car sales and used car pricing. Because the OEMs, while they stepped in a little bit in Q4 from an incentive level, they haven't really leaned in hard because they haven't had to because they don't have a lot of inventory sitting right now, at least compared to historical.

So, we do expect to see used car pricing continue to strengthen. We do expect to see used cars continue to be very strong, but we also expect to see the new car supply then gets sorted out later in the year. And we think that when you talk about it's all speculation, but take it for what it's worth is, as vaccination rates increase, you've got, what, $1.2 trillion, $1.4 trillion of incremental savings that's been put aside, plus you've got that $1.9 trillion, call it, over the top. We think this could be a frothy little market in the second half, but we are going to be somewhat inventory constrained.

Some of the folks out there who are taking a look at projecting SAAR or thinking that we're going to be below $16 million for the year, not because enough demand won't be there, but simply because there won't be enough new car supply to meet it because again, you've got the shutdowns midyear last year of production. You've got the chip issue, and then you've got some other issues in Japan with the earthquake.

And the one last thing I'll say, and I apologize, it's a bit of a meandering answer is, when you think about used car, the reason that used car pricing is strengthening because, listen, the rental fleet companies de-fleeted last year, right? And they're not going to re-fleet anytime soon, which essentially means that you are going to have a tightening of used car supply at the same time that you're going to have folks coming in with disposable income and wanting to buy vehicles.

Again, if you think about the just overall sales, April and May tend to be the 2 strongest used car months of the year, and they're top 5 for new car. So, depending on how that money hits and how people feel about their financial security, it's going to be interesting to see how it ripples through the industry. So hopefully, that was helpful.

Michael Joshua Nichols
B. Riley Securities, Inc., Research Division

And then last question for me, then I'll hop back in the queue or pass the torch here. You've seen -- it looks like revenue per click on the click analysis seems to be going up. It was $0.42 to $0.53, and now it's like $0.60. If you could talk a little bit about how you see that trending and the drivers as we think about 2021 on that piece of the business?

Jared R. Rowe
CEO, President & Director

Yes. Yes. So, let me start there, too. So, one of the interesting things about search is, if you look at all U.S. auto ad spend overall, these are eMarketer figures, right? So, from 2019 to 2020, total digital ad spend went down 18%, almost 19%. Now eMarketer is expecting total automotive digital ad spending to come back 22%. So basically, get back to 2019 levels by the end of 2021.

The reason I tell you that is because what's interesting is inside of that, search spend is not expected to recover completely. So, what's happening is, the dollars are flowing back in, they're getting restructured. You're seeing more dollars going to video, more dollars go into display, into mobile, those sorts of things. Now the reason I mentioned that is, that's good and that's bad for us, right? On the good side, it helps us on a cost per lead basis because again, at the end of the day, we're to usher arbitrage business. So, we like that. That's a tailwind.

The other thing it's doing, though, is dampening some of the spend in search or search-like products, and our click is really a search-like product. It's a display ad with search characteristics. So, what you saw midyear was you saw the search pullback negatively impact the pricing that we get with our click product for non-endemics and near-endemics. Not for dealers, so not for endemics. But for the other ones, it did pull back, and that's what you're seeing inside of our pricing.

Now what's happening is, as that money is coming back online and more of those dollars are flowing back into those campaigns, we're seeing strengthening in the non-endemic and some strengthening in the near-endemic pricing. So, we expect to see some more strengthening there. We also expect to manage that strengthening by selling a better mix to endemic and near-endemic buyers because they tend to be less volatile from a pricing perspective because, again, the real impact on our pricing was really the non-endemics, who buy our clicks. And as I mentioned in past calls is that we sell way too many of our clicks to non-endemic, which adds that volatility in.

Mike, do you want to talk at all about kind of how we're thinking about click pricing going forward?

Michael A. Sadowski
Executive VP & CFO

Yes. I mean I would say that we're looking to maintain that kind of consistent level that the last couple of quarters and really drive, like Gary talked about, right, there is that retail business opportunity from a clicks perspective. There is the near-endemics and that holistically come together and aiding us and holding that revenue per click and driving that throughout 2021. So that is part of the goal, the next several quarters is to kind of maintain what we've been able to generate since Q3, Q4.

Operator
Our next question will come from Jacob Stephan with Lake Street Capital.

Jacob Stephan
Lake Street Capital

I'm here on behalf of Eric Martinuzzi. Just wanted to get some more color on the kind of competitive environment that you're seeing in your cost per lead. I know you guys said that it would go up this year, but can you give some more color on that?

Jared R. Rowe
CEO, President & Director

Yes. We're expecting it to -- we're expecting to give back a little bit of the cost per lead efficiency that we gained over the last year, but one of the questions that we've had over -- through the last several periods is, how much of our cost per lead improvement is durable. And what I'm happy to report is, we believe a good portion of it is durable. A lot of it is durable, actually, because of some of the changes we made, right? Remember that a couple of periods ago, we improved our mobile conversion rate by, I want to say, 50%, which is a big deal because 70% of our traffic is mobile. On top of that, we've deployed some new campaign management approaches, which have really helped us manage that cost per lead down.

So, while we do expect to give some of it back, call it, mid-single digits throughout the year, we expect it to stay well below where we were at just a year ago. If you go back to Q4, Q1 of -- Q4 of '19, Q1 of this year, I mean we were considerably higher than we're projecting to be throughout the remainder of the year. And I know cost per lead isn't something that we provide publicly, and so I apologize for not being more specific with you. But what I can tell you is, we don't expect to give most of that back. We expect to really manage that cost effectively, add some volume back in and then do a better job of continuing to cross-sell, up-sell to improve the margin characteristics of the business and hold it in that low to mid-30s.

As we all know, I think that, that search spend is our -- one of our largest spends right around. You get to 2 big cost items in this business. You've got people, and you've got search spend. So, managing that effectively is a critical lever for us, and we feel really good about where we're at compared to where we were just 2 years ago.

Jacob Stephan
Lake Street Capital

Great. So, in terms of seasonality, typically, Q3 is kind of like your strongest quarter. Where -- do you still feel that way? Or is there something else that might come on?

Jared R. Rowe
CEO, President & Director

No. No. We still feel the same way. So, when we're looking at the year of how it's going to roll out for 2021 because Q1 is going to be a tough comp year-over-year because you've got a pre-COVID quarter, and we're now in a post-COVID world. But after that, we expect Q2 to have a nice seasonal bounce to it, like we've seen in the past quarter or past years. And we expect Q3 to have a nice seasonal bounce to it, too. And we're excited because, as you've seen us put some of the volume back in, in Q3 and Q4 of last year, we've been able to hold the margin.

And that's not all just because of what's going on in the market, right? There is a lot of operational tactics that we've deployed that give us confidence that we're going to be able to scale the volumes back, not to where they were in prior years because we don't want to do that, quite frankly, because we think we can drive more gross margin dollars through this new approach, but we think we can put more revenue dollars over-the-top of this thing in Q2 and Q3 and hold the margin characteristics that we had. So, we're pretty excited about 2021.

Jacob Stephan
Lake Street Capital

Good. That's good to hear. You guys touched on the stimulus a little bit. Just kind of wondering if you guys have done any internal analysis on what that's going to mean for you guys there?

Jared R. Rowe
CEO, President & Director

No. No. We haven't done an internal analysis. It's more just talking to folks who are a little bit smarter than us about this stuff, and they all seem pretty positive on a lot of those dollars are going to flow into people's pockets and then out. And they expect automotive to get a pretty good portion of that. And when I say that, what I'm talking about is not just the stimulus dollars are going to be released in the next few weeks, but also that incremental savings that's been done over the past year. You've got, by some estimates, $1.4 trillion of disposable income that's been created due to COVID that they expect to get released into the economy once we get past some of the vaccination concerns that people have.

So, I can't give you a hard number, but I'll tell you, I think it's going to be -- we think it's going to be a bit of a tailwind for us. Again, I just want to remind you, the one thing I said earlier, the counterpoint here is supply. Again, we -- some of the folks out there who are projecting Cox Automotive talks about how they believe that they're going to be -- it's going to be below $16 million. I believe it's going to be $15.7 million. Again, not because there isn't demand, but simply because there isn't enough supply to meet demand. And one last reminder, just remember, I mean even transaction prices have prepped up over $40,000 for new cars. And so when you start spending that kind of money, if the supply mix isn't right, people may hold, and they may wait until the supply mix is right because that is not a small purchase for a lot of folks.

Operator
Our next question will come from Ed Woo with Ascendiant.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Congratulations. Given the strength in the used car business, are you guys going to attempt to refocus on used car or used car products?

Jared R. Rowe
CEO, President & Director

Yes. Ed, we're opportunistic when it comes to that, and so I think we've talked about it in past calls. One of the things that we've seen some nice growth on, and you see it inside the click mix, is selling click traffic to used car retailers, right, whether they be franchise or some of the other folks. And the reason I say this is because a lot of consumers will go and they will crush up, right new and used. And so some of the price strengthening that you're seeing inside of the click revenue line is through endemic buyers. And those endemic buyers aren't just buying it for new car traffic, they're buying it for used car traffic. I think we've talked about this in past calls, but one of the things that we've done is, we've evolved our click product to where we can actually present VIN-specific advertising with real pricing and real pictures of cars.

And what we found is, we found that consumers who go through our process, maybe submit a lead or don't submit a lead, they engage pretty readily with that. And those partners who buy that traffic from us, they like the ROI characteristics of it. So, as we think about it, it's not really a wholesale pivot into, say, used car leads. We've got a used car lead business, but as we talked about, it's nice, but it's not our big focus. We don't intend to pivot there. What we intend to do is really leverage our click traffic and our click product to meet the more natural needs of consumers and natural needs of retailers by presenting them with both new and used car options as they're coming through our conversion funnel.

Operator
And we do have a follow-up question from Gary Prestopino with Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

A couple of more follow-up questions here, Jared. You mentioned in your narrative that your same-store leads growth was up in the quarter. And I didn't quite get what you said that percentage was, if you even nailed the percentage there. Can you just talk about that a little bit?

Jared R. Rowe
CEO, President & Director

Yes. Yes. So 2 things: One is we did have franchise growth, right, overall. So, the number of clients we had grew -- Michael, keep me honest, but it was 6% -- 5% to 6% quarter-over-quarter, right? Okay.

Michael A. Sadowski
Executive VP & CFO

Right.

Jared R. Rowe
CEO, President & Director

On top of that, lead capacity grew, and we've talked about this in past quarters, right? Gary, the lead capacity, when we sell a dealer on our lead product, we essentially get a budget from them, right, they'll buy, call it, up to 100 leads. And then there is a bill rate associated with that. So capacity is important because capacity really represents the total potential leads that we can sell, and we saw capacity growth quarter-over-quarter as well. So, that's another point that we make.

The third point that we made was the same store close rate. What that means is, we sell a lead to a dealer, right, what percentage of them turns into sales. And what I can tell you is, from Q1 to Q4, we doubled that. So, we actually improved our product quality considerably over the last 12 months, which we're really proud of. And you need that, right? As we continue to grow our retail channel or build the capacity to grow our retail channel consistently, that product quality is critical.

It takes a while for the market to kind of understand it and absorb it and then reward us for it, but we're really proud of the fact that, that same-store close rate doubled and improved a lot. And it didn't just happen either, Gary, just to be clear. That is driven by our search process, by our approach to what keywords we buy, how we filter them, who we send them to, all that stuff is incredibly important to make certain that we optimize the close rate.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Right. And then I guess the question I would have is, when you look at the -- there is a sequential increase in dealers, right? And you still kind of said you were pulling back and all that. So, what are the specific things that you can point to that you can attribute to that increase in dealers? Was it the fact that the close rates are getting better? Or...

Jared R. Rowe
CEO, President & Director

That's part of it. The other piece of it, those are selling motion. And we've talked a little bit about this in past calls, right? We've had to rebuild our retail -- our go to market -- our retail go-to-market approach. And listen, over the last couple of years, we've had some starts and stops there. We really have.

What we've seen over the past several periods, though, is much less volatility and a much better approach in terms of our selling motion and how the activities that are incorporated in our retail sales approach are delivering consistent outcomes. And I think we've talked about this in the past too, Gary, which is, at the end of the day, I'm a big believer that sales is really about discipline and around -- it's about process management.

I'm happy to report that for the last several periods, we've seen a much more disciplined and a much more predictable outcome be occurring from our retail sales efforts. So, we're going to keep grinding there. We're going to keep chopping wood on that. We haven't wrestled that thing completely to the ground, but I will tell you is, there is a connection between our activities, our outcomes and what we're seeing in terms of that retail side, and the churn rate as well as just the gross sales side of it.

And on top of that, Gary, it's not just selling something, it's the mix. So, as we think about this, we're also looking at that attach rate going up. That has to do with our selling motion, too, because it's how you present the product. It's how many times you present the product. It's how you price the product. It's how you deploy the product and onboard a client. It's how you manage the client once they're onboarded.

All of that is wrapped up in that selling and servicing motion that we've been trying to wrestle to the ground for, quite frankly, 3 years. And I think I've been open with you and others on this is, that's an area of the business that we've been behind. We're not as far ahead as -- we're not where we wanted -- where I wanted us to be. But what I would tell you is, again, over the last few periods, we're seeing some real green shoots there that are really helping deliver it.

Operator
And speakers, I'm showing no further questions in the queue at this time. I would now like to turn the call back over to Mr. Jared Rowe for any closing remarks.

Jared R. Rowe
CEO, President & Director

Well, thank you, everybody. I'm going to start by thanking the AutoWeb team. This has been a bit of a trying year for most businesses, but I'm incredibly proud to be a member of this team and incredibly proud of the work that this team has done. Getting back to cash flow positive, adjusted EBITDA positive in the middle of a global pandemic is no small feat. So, thank you for the AutoWeb team and all of their great work. And also thank you to everybody else who's joined this call. We love these conversations, and quite frankly, we look forward to speaking with you on the next earnings call, which will be to report Q1 results. So, until then, take care, be safe, and we'll talk to you all soon. Thank you.

Operator
Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.